1. Name and Address of Reporting Person
   Nelson, M.D., Glen D.
   Medtronic, Inc.
   710 Medtronic Pkwy
   Minneapolis, MN 55432-
2. Issuer Name and Ticker or Trading Symbol
   Medtronic, Inc. (MDT)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   1/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       01/14/2002 M             84896       A      $6.1250                     D
Common Stock                       01/14/2002 S             -8900       D      $48.6000                    D
Common Stock                       01/14/2002 S             -1100       D      $48.6100                    D
Common Stock                       01/14/2002 S             -1300       D      $48.6500                    D
Common Stock                       01/14/2002 S             -5200       D      $48.6600                    D
Common Stock                       01/14/2002 S             -6500       D      $48.7100                    D
Common Stock                       01/14/2002 S             -24400      D      $48.7200                    D
Common Stock                       01/14/2002 S             -700        D      $48.9500                    D
Common Stock                       01/14/2002 S             -32000      D      $48.9000                    D
Common Stock                       01/14/2002 S             -196        D      $48.9700                    D
Common Stock                       01/14/2002 S             -200        D      $48.9100                    D
Common Stock                       01/14/2002 S             -1200       D      $48.9800                    D
Common Stock                       01/14/2002 S             -300        D      $48.9200                    D
Common Stock                       01/14/2002 S             -1200       D      $48.9900                    D
Common Stock                       01/14/2002 S             -1200       D      $48.9400                    D
Common Stock                       01/14/2002 S             -500        D      $49.0000   111900.018       D
Common Stock                                                                              8287.81          I           By ESOP
Common Stock                                                                              0                I           By Profit
                                                                                                                       Sharing Plan
Common Stock                       12/28/2001 G       V     -486        D      $0.0000                     I           By Trust
Common Stock                       12/28/2001 G       V     -973        D      $0.0000                     I           By Trust
Common Stock                       12/28/2001 G       V     -410        D      $0.0000                     I           By Trust
Common Stock                       12/31/2001 G       V     -976        D      $0.0000                     I           By Trust
Common Stock                       12/31/2001 G       V     -4000       D      $0.0000                     I           By Trust
Common Stock                       12/31/2001 G       V     -3418       D      $0.0000                     I           By Trust
Common Stock                       12/31/2001 G       V     -1464       D      $0.0000                     I           By Trust
Common Stock                       12/31/2001 G       V     -245        D      $0.0000    316126           I           By Trust
Common Stock                       12/28/2001 G       V     -409        D      $0.0000                     I           By Wife's
                                                                                                                       Trust
Common Stock                       12/31/2001 G       V     -293        D      $0.0000                     I           By Wife's
                                                                                                                       Trust
Common Stock                       12/31/2001 G       V     -244        D      $0.0000    127564           I           By Wife's
                                                                                                                       Trust
Common Stock                                                                              48841.55         I           By 401(k)
                                                                                                                       Plan
Common Stock                                                                              0                I           By
                                                                                                                       Spouse/Truste
                                                                                                                       e Estate
                                                                                                                       Trust
Common Stock                                                                              22400            I           By
                                                                                                                       Spouse/Truste
                                                                                                                       e Rev Trust
Common Stock                                                                              74999            I           By
                                                                                                                       Spouse/Truste
                                                                                                                       e Char Trust

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Employee St    $6.125   01/14/2002 M               84896 11/23/1993 11/23/2002 Common  84896    $0.0000    0        D
Opt (Right to                                                                  Stock
Buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Glen D. Nelson, M.D.

DATE
02/06/2002